UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

ALPHA TEKNOVA, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.

☐ Fee previously paid with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Alpha Teknova, Inc.
2451 Bert Dr.
Hollister, CA 95023

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Stockholders of Alpha Teknova, Inc.:

This Notice and the accompanying Information Statement are being furnished to you as a stockholder of Alpha Teknova, Inc., a Delaware corporation (“Teknova,” the “Company,” “we,” “us,” or “our”), regarding the actions taken by our Board of Directors (the “Board”) at its meeting held on January 16, 2024 and by the holders of a majority in voting power of the outstanding shares of the Company’s common stock by written consent dated January 16, 2024 (the “Majority Stockholders”), approving a repricing of certain stock options held by certain employees of the Company (including executive officers) and non-employee members of the Board (the “Option Repricing”), such persons being referred to in the accompanying Information Statement as “Eligible Participants.”

Pursuant to the Option Repricing, outstanding options that are “underwater” (i.e., the exercise price is greater than the current market trading price of our common stock) (the “Eligible Options”) will be amended to reduce the exercise price thereof from the current exercise price of such options to the fair market value of such options on March 14, 2024 (the “Repricing Date”), which date is more than 20 calendar days after the commencement of the mailing of this Notice and Information Statement as prescribed to rules and regulations of the Securities and Exchange Commission. The fair market value will be the closing price of a share of our common stock, as reported on The Nasdaq Stock Market LLC, on the Repricing Date. The Option Repricing will occur on Repricing Date, subject to the Eligible Participant’s continued employment or service with us through the Repricing Date and for incentive stock options, will only be effective if the Eligible Participant elects to have his or her incentive stock options repriced in the Option Repricing. In order to encourage the Eligible Participants to remain with us, the reduced exercise price will be effective as of the earliest to occur of (i) September 14, 2025, (ii) the date of the Eligible Participant’s termination of employment or service with the Company due to (x) a termination by the Company without cause or (y) the holder’s resignation for good reason, or (iii) the date on which a change in control of the Company occurs.

The primary purpose of the Option Repricing is to restore the incentive for Eligible Participants holding Eligible Options to remain with the Company and to exert their maximum efforts on behalf of the Company by reducing the exercise price per share of the Eligible Options.

As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the Majority Stockholders, your vote or consent is not requested or required to approve this matter. The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the General Corporation Law of the State of Delaware of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the accompanying Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We appreciate your continued support of Teknova.

By order of the Board of Directors,

Stephen Gunstream
President and Chief Executive Officer and Director

Hollister, CA
February 21, 2024

i

Alpha Teknova, Inc.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

ABOUT THIS INFORMATION STATEMENT

General

Alpha Teknova, Inc., a Delaware corporation (“Teknova,” the “Company,” “we,” “us,” or “our”), is sending this Information Statement solely for purposes of informing our stockholders of record as of January 16, 2024 (the “Record Date”) of actions taken by our stockholders by less than unanimous written consent in lieu of a meeting of stockholders. No action is requested or required on your part.

This Information Statement is being mailed on or about February 21, 2024. The Company’s principal executive offices are located at 2451 Bert Dr., Hollister, CA 95023, and the Company’s telephone number is (831) 637-1100.

Safe Harbor Statement

Certain statements contained herein, regarding matters that are not historical facts, may be forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include statements regarding management’s intentions, plans, beliefs, expectations, or forecasts for the future, including those relating to the implementation of the Option Repricing. The reader is cautioned not to rely on these forward-looking statements. These forward-looking statements are based on current expectations of future events. If the underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. These risks and uncertainties can be found in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Copies of these filings are available online at www.sec.gov,www.teknova.com or by request from the Company. Forward-looking statements included herein speak only as of the date hereof, and we undertake no obligation to revise or update such statements to reflect the occurrence of events or circumstances after the date hereof.

Summary of the Corporate Actions

On January 16, 2024, our board of directors (the “Board”) approved a repricing of certain stock options (the “Option Repricing”) held by certain of our employees (including executive officers) and non-employee members of our Board (the “Non-Employee Directors” and together with the employees who hold such options, the “Eligible Participants”), as described in more detail below. On January 16, 2024, following the approval by the Board, Telegraph Hill Partners IV LP and THP IV Affiliates Fund LLC, together the holders of a majority in voting power of the outstanding shares of our common stock (the “Majority Stockholders”) approved the Option Repricing by written consent dated as of such date.

Pursuant to the Option Repricing, outstanding options that are “underwater” (i.e., the exercise price is greater than the current market trading price of our common stock) (the “Eligible Options”) will be amended to reduce the exercise price thereof from the current exercise price of such options to the fair market value of such options on March 14, 2024 (the “Repricing Date”). The fair market value will be the closing price of a share of our common stock, as reported on The Nasdaq Stock Market LLC (“Nasdaq”), on the Repricing Date.

The Option Repricing will occur on the Repricing Date, subject to the Eligible Participant’s continued employment or service with us through the Repricing Date and, for incentive stock options, will only be effective if the Eligible Participant elects to have his or her incentive stock options repriced in the Option Repricing, in each case as described below. In order to encourage the Eligible Participants to remain with us, the reduced exercise price will be effective as of the earliest to occur of (i) September 14, 2025, (ii) the date of the Eligible Participant’s termination of employment or service with the Company due to (x) a termination by the Company without cause or (y) the holder’s resignation for good reason, or (iii) the date on which a change in control of the Company occurs, as further described below.

The Eligible Options were granted pursuant to the Company’s 2016 Stock Plan (as amended) (the “2016 Plan”), 2020 Equity Incentive Plan (as amended) (the “2020 Plan”) and 2021 Equity Incentive Plan (the “2021 Plan” and collectively with the 2016 Plan and the 2020 Plan, the “Plans”). Former employees, directors and consultants are not eligible to participate in the Option Repricing (including any current employees affected by our recent reduction in force who will not remain employed with us through the Repricing Date).

Voting and Vote Required

The Company is not seeking consent, authorizations, or proxies from you. Under the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws and Nasdaq listing rules (the “Nasdaq Rules”), the Option Repricing may be approved, without a meeting of stockholders, by a resolution of our Board followed by the written consent of stockholders representing a majority in voting power of the outstanding shares of our common stock.

As of the Record Date, the Company had 40,793,848 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote. The written consent was executed by the Majority Stockholders, holding 25,620,792 shares of common stock, representing 82.7% of the voting power of our common stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the Option Repricing approved by the written consent of the Majority Stockholders.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to our amended and restated bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by our amended and restated bylaws and Section 228(e) of the DGCL.

APPROVAL OF A STOCK OPTION REPRICING PROGRAM

On January 16, 2024, the Board approved the Option Repricing upon recommendation of the compensation committee of the Board (the “Compensation Committee”), and the determination by a disinterested director, and the Majority Stockholders approved the Option Repricing by written consent dated January 16, 2024. Stockholder approval of the Option Repricing was required under Nasdaq Rules and the terms of the 2021 Plan.

Overview

The Company maintains the Plans for the benefit of directors, employees, and certain consultants of the Company. The purpose of the Plans and the equity awards granted thereunder is to provide an incentive for our employees and directors to focus on driving growth in our stock price and long-term stockholder value creation, and help us to attract and retain key talent in a competitive market. Specifically, the granting of stock options helps ensure that the interests of our employees and directors are aligned with those of our stockholders as the options only have value if the value of the Company’s stock increases after the date the option is granted.

The Company has granted stock options under the Plans consistent with the view that stock-based incentive compensation opportunities play a key role in the Company’s ability to recruit, motivate and retain qualified individuals. While the Company’s compensation packages generally include a number of different components, the Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock.

Over the past two years, we have experienced a significant decline in our stock price and our stock price remains at a relatively low level compared to its previous price levels. As a result, certain stock options that are currently outstanding have exercise prices above (and in some cases significantly above) the recent trading prices of our common stock. As of January 12, 2024, there were a total of 4,041,807 options outstanding under the Plans and 3,193,511 shares of our common stock remained available for future issuance under the 2021 Plan (excluding additional shares that will be issuable under such plan pursuant to the automatic share increase provisions set forth therein and no additional awards may be granted pursuant to the 2016 Plan or the 2020 Plan). Of these outstanding options, options to purchase an aggregate of 1,635,381 shares of our common stock were held by Eligible Participants and would be Eligible Options for purposes of the Option Repricing (estimated based on the closing price of our common stock on January 12, 2024 on Nasdaq, which was $3.255). The exercise prices of such Eligible Options range from $3.72 per share to $27.49 per share (with a weighted average exercise price of $10.35 per share) and the weighted average remaining term of such Eligible Options is 8.33 years. To the extent the closing price of our common stock on the Repricing Date (as defined below) is below $3.255, additional outstanding options to purchase shares of our common stock may become Eligible Options. Therefore, we are unable to predict the exact number of options that will actually be repriced on the Repricing Date. Although the Company continues to believe that stock options are an important component of the Company’s compensation program, the Eligible Options may be perceived by their holders as having little or no incentive and retention effect due to the difference between the exercise prices and the current stock price.

In making its determination to recommend that the Board approve the Option Repricing, the Compensation Committee consulted with AON Plc (“AON”), the Company’s independent compensation consultant. The Board and the Compensation Committee believes that the Option Repricing is in the best interests of our stockholders and the Company and enables us to:

•
assure that the existing equity awards provide meaningful compensatory opportunity to the Eligible Participants;
•
motivate and engage the Eligible Participants to continue to build stockholder value;
•
provide an increased level of retention of our Eligible Participants, due to the reduced exercise price as well as the delayed effective date of such exercise price, in relation to the expense recorded with respect to the Eligible Options; and

•
avoid the need to (i) grant additional, incremental equity awards, which would further increase our overhang and further dilute stockholder interests and increase our non-cash operating expense, and (ii) provide increased cash compensation or cash awards as a retention tool, which would have increased our cash compensation expenses and reduced our cash flow from operations, which could adversely affect our business and results of operations.

Summary of Material Terms of the Option Repricing

Eligible Options and Eligible Participants

“Eligible Options” are options to purchase shares of our common stock:

•
granted under a Plan with an exercise price per share greater than the fair market value of a share of our common stock on the Repricing Date; and
•
held by an Eligible Participant who remains employed by us (or remains a member of the Board) through the Repricing Date.

“Eligible Participants” are those employees and non-employee directors that remain employed by us or remain in service to us through the Repricing Date. As of January 12, 2024, we estimate that there were approximately 95 Eligible Participants, including three executive officers and two members of the Board.

Ken Gelhaus, our Chief Commercial Officer, and Lisa McCann, our Chief People Officer, will, as previously announced by the Company, be terminating employment with the Company on March 1, 2024 and their stock options will not be eligible to be repriced.

Election to Participate

Eligible Options that are non-statutory stock options for U.S. income tax purposes will be repriced on the Repricing Date, subject to the holder’s continued employment or service with us through such date. Eligible Options that are incentive stock options for U.S. income tax purposes will be repriced on the Repricing Date only if the Eligible Participant elects to have such incentive stock options repriced subject to the holder’s continued employment with us through such date.

Repricing Date, New Exercise Price and Effective Date

The Option Repricing will occur on March 14, 2024 (the “Repricing Date”), subject to the Eligible Participant’s continued employment or service with us through the Repricing Date and for incentive stock options, will only be effective if the Eligible Participant elects to have his or her incentive stock options repriced in the Option Repricing, in each case as described below.

Each Eligible Option will have an exercise price per share equal to the fair market value of our common stock (as determined in accordance with the applicable Plan) on the Repricing Date (the “New Exercise Price”), which will be the closing price of a share of our common stock, as reported on The Nasdaq Stock Market LLC (“Nasdaq”), on the Repricing Date.

The New Exercise Price will be effective as of the Price Reduction Date (as defined below), provided that the holder remains employed by us or continues to serve as a member of the Board through such date. The “Price Reduction Date” is the earliest to occur of (i) September 14, 2025, (ii) the date of the holder’s termination of employment or service with us due to (x) a termination by us without cause or (y) the holder’s resignation for good reason, or (iii) the date on which a change in control of the Company occurs. For the avoidance of doubt, other than in event of a change in control, the New Exercise Price only applies to exercises that occur on or after the Price Reduction Date and if a holder’s employment by or service to the Company has not ended (other than due to a termination by the Company without cause or a resignation for good reason) prior to the Price Reduction Date. If a holder exercises any of his or her Eligible Options prior to the Price Reduction Date, the original (unmodified, current) exercise price will continue to apply. In addition, in the event that an Eligible Option has an exercise price that is less than the New Exercise Price, such outstanding option will not be repriced as part of the Option Repricing.

Effect on Other Terms of the Eligible Options

Except for the New Exercise Price, the Eligible Options will continue to have the same terms as such options had prior to the Option Repricing, including, without limitation, the number of shares subject to such options, vesting schedule and expiration date, and the Eligible Options will continue to be governed by the terms and conditions of the applicable option agreement and the applicable Plan pursuant to which such option was granted. However, as described further below in “Tax Consequences,” the Option Repricing will affect whether Eligible Options that were incentive stock options will continue to qualify as incentive stock options after the Option Repricing, as well as the tax treatment of dispositions of shares acquired upon exercise of incentive stock options that are repriced.

Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of the in the Option Repricing as well as a general overview of the U.S. federal income tax consequences associated with incentive stock options and non-statutory stock options.

Effect of Option Repricing. The Option Repricing will not result in an Eligible Participant’s recognition of income for U.S. federal income tax purposes and we will not be entitled to a tax deduction as a result of the Option Repricing. However, the repricing of Eligible Options that are incentive stock options for federal income tax purposes may affect whether all of the Eligible Options will continue to qualify as incentive stock options for tax purposes, as well as the tax treatment of shares acquired upon exercise of an incentive stock option.

Incentive Stock Options. A participant will not recognize taxable income on the grant or exercise of an incentive stock option. A participant will recognize taxable income when he or she disposes of the shares of our common stock acquired under the incentive stock option. If the disposition occurs more than (i) two years after the grant of the ISO and (ii) more than one year after its exercise (together, the “ISO Holding Period”), the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of our common stock. For purposes of the ISO Holding Period, the date of grant of a repriced incentive stock option will be the Repricing Date. A participant’s tax basis in shares of our common stock acquired upon exercise generally will be the amount the participant paid for the shares.

If our common stock acquired pursuant to the exercise of an incentive stock option is disposed of before the expiration of the ISO Holding Period, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of our common stock on the date of exercise over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. A special rule applies to such a disposition where the amount realized is less than the fair market value of our common stock on the date of exercise of the incentive stock option. In that case, the ordinary income the participant will recognize will not exceed the excess of the amount realized on the disposition over the exercise price. If the amount realized is less than the exercise price, the participant will recognize a capital loss (long-term if the stock was held more than one year and short-term if held one year or less).

The aggregate exercise price of all incentive stock options granted to an employee that first become exercisable in any calendar year cannot exceed $100,000, based on the fair market value of our common stock on the date of grant. The Option Repricing is treated as the grant of a new option for tax purposes and therefore, this $100,000 limitation must be recalculated for incentive stock options that are repriced, and this could result in all or a portion of an option that previously qualified as an incentive stock option no longer qualifying as an incentive stock option after the Option Repricing. An option, or portion thereof, that no longer qualifies as an incentive stock option will become a non-statutory stock option.

We will not be entitled to a federal income tax deduction with respect to the grant or exercise of an incentive stock option. However, in the event a participant disposes of our common stock acquired pursuant to the exercise of an incentive stock option before the expiration of the ISO Holding Period, we will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Non-statutory Stock Options. A participant will not recognize any taxable income on the grant of a non-statutory stock option. On the exercise of a non-statutory stock option, the participant will recognize as ordinary income the excess of the fair market value of the common stock acquired over the exercise price. A participant’s tax basis in our common stock is the amount paid plus any amounts included in income on exercise. The participant’s holding period for the stock begins on acquisition of the shares. Any gain or loss that a participant realizes on a subsequent disposition of our common stock acquired on the exercise of a non-statutory stock option generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the participant held such shares. The amount of the gain (or loss) will equal the amount by which the amount realized on the subsequent disposition exceeds (or is less than) the participant’s tax basis in his or her shares. A participant will receive different tax treatment if the exercise price is paid by delivery of common stock the participant already owns.

The exercise of a non-statutory stock option will entitle us to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes. If the participant is an employee or a former employee, that ordinary income will constitute wages subject to withholding and employment taxes.

Accounting Treatment of the Option Repricing

Under Financial Accounting Standards Codification Topic 718, the Company will recognize any incremental compensation cost of the Eligible Options subject to the Option Repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Eligible Options immediately following the Option Repricing over the fair value of the Eligible Options immediately prior to the Option Repricing.

Outstanding Eligible Options

The following table summarizes the outstanding stock options eligible for the Option Repricing (i.e., Eligible Options) held by our current Named Executive Officers (as defined below), all current executive officers as a group, all current non-employee directors as a group and all other employees, respectively, and assumes that the “Eligible Options” held by such persons are those options for which the exercise price exceeds $3.255, which was the closing price of our common stock on January 12, 2024, as reported on Nasdaq. To the extent the closing price of our common stock on the Repricing Date is below $3.255, additional outstanding options to purchase shares of our common stock may become Eligible Options.

Name	Number of Eligible Options Outstanding	Current Exercise Price Range of Eligible Options
Name and Position(1)
Stephen Gunstream, President, Chief Executive Officer and Director	348,750	$5.36-$15.09
Matthew Lowell, Chief Financial Officer	324,112	$5.36-$16.00
Ken Gelhaus, Chief Commercial Officer	—	—
Irene Davis, Director	—	—
Ted Davis, Director	—	—
Paul Grossman, Chairman of the Board	—	—
Alexander Herzick, Director	—	—
J. Matthew Mackowski, Director	—	—
Martha J. Demski, Director	—	—
Brett Robertson, Director	44,251	$16.00
Alexander Vos, Director	44,251	$16.00
All current executive officers, as a group	790,862	$5.36-$16.00
All current directors who are not executive officers, as a group	88,502	$16.00
All employees, including all current officers who are not executive officers, as a group	756,017	$3.72-$27.49

____________________

(1)

Mr. Gelhaus is a named executive officer of the Company and Lisa Hood is an executive officer of the Company. Mr. Gelhaus’ and Ms. Hood’s employment with the Company will terminate prior to the Repricing Date and therefore they will not be Eligible Participants in the Option Repricing. The information set forth herein reflects such ineligibility, including with respect to employees and officers as a group.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	4,197,587	$6.41(2)	3,849,645(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	4,197,587	$6.41	3,849,645

____________________

(1)	Includes the following plans: our 2016 Plan, 2020 Plan, 2021 Plan and 2021 Employee Stock Purchase Plan (“ESPP”).
(2)	The weighted average exercise price excludes any outstanding restricted stock units, which have no exercise price.
(3)

As of December 31, 2023, a total of 3,193,511 and 656,134 shares of our common stock have been reserved for issuance pursuant to the 2021 Plan and the ESPP, respectively. With respect to the 2021 Plan, the number of shares of our common stock reserved for issuance thereunder, excludes the 1,631,753 shares that were added to the 2021 Plan as a result of the automatic annual increase on January 1, 2024 as contemplated by the 2021 Plan. With respect to the ESPP, the number of shares of our common stock reserved for issuance excludes the 319,911 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2024 as contemplated by the ESPP.

Interest of Certain Persons in Matters Acted Upon

The following table sets forth certain information as of January 12, 2024 about the outstanding stock options held by each of our executive officers and members of our Board and assumes that the “Eligible Options” held by such persons are those options for which the exercise price exceeds $3.255, which was the closing price of our common stock on January 12, 2024. As of such date and assuming the New Exercise Price on the Repricing Date is $3.255, our current non-employee directors (two persons) and executive officers (three persons) as a group held unexercised stock options to purchase an aggregate of 879,364 shares of our common stock under the Plans, which represented approximately 21.8% of the shares subject to all outstanding options under the Plans.

Other than as set forth in the table (and subject to the foregoing assumptions), none of our other officers or directors, nor any of their associates, has any interest in the actions approved by the Majority Stockholder and described in this Information Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of our common stock).

Name	Number of Options Outstanding	Percentage of Total Outstanding Options(2)	Number of Eligible Options Outstanding	Current Exercise Price Range of Eligible Options	Percentage of Total Eligible Options Outstanding(3)
Name and Position(1)
Stephen Gunstream, President, Chief Executive Officer and Director	1,467,348	36.3%	348,750	$5.36-$15.09	21.3%
Matthew Lowell, Chief Financial Officer	324,112	8.0%	324,112	$5.36-$16.00	19.8%
Damon Terrill, General Counsel and Chief Compliance Officer	292,337	7.2%	118,000	$5.36-$15.09	7.2%
Brett Robertson, Director	44,251	1.1%	44,251	$16.00	2.7%
Alexander Vos, Director	44,251	1.1%	44,251	$16.00	2.7%

____________________

(1)

As noted elsewhere in this Information Statement, Mr. Gelhaus and Ms. Hood are executive officers of the Company and their employment with the Company will terminate prior to the Repricing Date. Accordingly, they will not be Eligible Participants in the Option Repricing and are not included in this table. In addition, Martha J. Demski, a member of our Board, holds 56,683 stock options with an exercise price of $1.95 and which are not included in this table because such price is below the assumed exercise price of $3.255. Should the closing price of our common stock on the Repricing Date be below $1.95, then Ms. Demski’s stock options would be repriced on the Repricing Date.

(2)	Determined by dividing the number of stock options held by the individual by 4,041,807, which is the total number of outstanding stock options as of the date of the table.
(3)

Determined by dividing the number of stock options held by the individual that are eligible for the Option Repricing by 1,635,381, which is the total number of outstanding stock options that as of the date of the table are eligible for the Option Repricing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of January 12, 2024, for:

•
each person or group known to us who beneficially owns more than five percent of our common stock;
•
each of our directors and nominees for director;
•
each of our Named Executive Officers named in “Executive Compensation”; and
•
all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 40,793,848 shares of common stock outstanding as of January 12, 2024. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options that are exercisable on or within 60 days after January 12, 2024, are deemed outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Alpha Teknova, Inc., 2451 Bert Dr., Hollister, CA 95023. Except as stated in the footnotes below, none of the stockholders or their affiliates, officers, directors, and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

	Shares Beneficially Owned
	Number	Percent
5% Stockholders:
Entities affiliated with Telegraph Hill Partners(1)	25,620,792	62.8%
Irene Davis(2)	3,575,559	8.8%
Ted Davis(2)	3,575,559	8.8%
Directors and Named Executive Officers:
Stephen Gunstream(3)	1,308,272	3.1%
Matthew Lowell(4)	276,644	*
Ken Gelhaus(5)	119,892	*
Irene Davis(6)	3,575,599	8.8%
Ted Davis(7)	3,575,599	8.8%
Paul Grossman(8)	—	—
Alexander Herzick(8)	—	—
J. Matthew Mackowski(8)	820,810	2.0%
Martha J. Demski	—	—
Brett Robertson	9,357	*
Alexander Vos	9,357	*
All directors and executive officers as a group (13 persons)(9)	6,479,904	15.2%

____________________

*	Represents beneficial ownership of less than one percent of the outstanding shares.
(1)

Consists of 21,859,660 shares of common stock directly held by Telegraph Hill Partners IV, L.P. (“THP LP”) and 3,761,132 shares of common stock of THP IV Affiliates Fund, LLC (“THP LLC”). Telegraph Hill Partners IV Investment Management, LLC (“THP IM”) is the general partner of THP LP. Telegraph Hill Partners Management Company LLC (“THPMC”) is the manager of THP IM. THP IM is the manager of THP LLC. THPMC is the manager of THP IM. Based upon the foregoing, each of THP LP, THP LLC, THP IM and THPMC may be deemed the beneficial owner of the 25,620,792 shares of common stock. THP LP, THP LLC, THP IM and THPMC have shared voting power and shared dispositive power with respect to 25,620,792 shares. The address for each of these entities is 300 Montgomery Street, Suite 1130, San Francisco, CA 94104. This information is based on a Schedule 13G/A filed on October 6, 2023 with the SEC.

(2)

Consists of 1,687,140 shares of common stock held directly by Irene Davis and 1,888,419 shares of common stock held directly by Ted Davis. Ms. Davis and Ms. Davis are husband and wife. Based on the foregoing, each of Ms. Davis and Mr. Davis may be deemed the beneficial owner of the 3,575,559 shares of common stock. Ms. Davis and Ms. Davis have shared voting power and shared dispositive power with respect to 3,575,595 shares. Ms. Davis’ and Mr. Davis’ address is 2451 Bert Dr., Hollister, CA 95023.

(3)

Consists of 119,727 shares of common stock held directly by Mr. Gunstream and 1,188,545 shares of common stock that may either be acquired pursuant to the exercise of stock options or upon vesting of restricted stock units within 60 days of January 12, 2024.

(4)

Consists of 74,054 shares of common stock held directly by Mr. Lowell and 202,590 shares of common stock that may either be acquired pursuant to the exercise of stock options or upon vesting of restricted stock units within 60 days of January 12, 2024.

(5)

Consists of 8,924 shares of common stock held directly by Mr. Gelhaus and 110,968 shares of common stock that may either be acquired pursuant to the exercise of stock options or upon vesting of restricted stock units within 60 days of January 12, 2024

(6)

Consists of: (a) 1,687,140 shares of common stock held directly by Ms. Davis and (b) 1,888,419 shares of common stock held by Mr. Davis, over which Ms. Davis may be deemed to have shared voting power and dispositive power.

(7)

Consists of: (a) 1,888,419 shares of common stock held directly by Mr. Davis and (b) 1,687,140 shares of common stock held by Ms. Davis, over which Mr. Davis may be deemed to have shared voting power and dispositive power.

(8)

Paul Grossman, Alexander Herzick and J. Matthew Mackowski are each partners of THPMC and may be deemed to have beneficial ownership of the shares held by THP LP and THP LLC. Mr. Mackowski is also a manager of THPMC. Each of Mr. Grossman, Mr. Herzick and Mr. Mackowski disclaims beneficial ownership of any of the securities held by THP LP and THP LLC. The address for each of Mr. Grossman, Mr. Herzick and Mr. Mackowski is c/o Telegraph Hill Partners Management Company LLC, 300 Montgomery Street, Suite 1130, San Francisco, CA 94104.

(9)

Consists of (a) shares included under “Directors and Named Executive Officers”, (b) 31,861 shares of common stock held by two of our other executive officers and (c) 328,152 shares of common stock that may either be acquired pursuant to the exercise of stock options or upon vesting of restricted stock units within 60 days of January 12, 2024 held by two of our other executive officers.

EXECUTIVE COMPENSATION

Overview

We are currently considered an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. As an “emerging growth company” and “smaller reporting company” we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

Further, our reporting obligations extend only to the following Named Executive Officers who are the individuals who served as our principal executive officer during, and the next two most highly compensated executive officers at the end of, the fiscal year ended December 31, 2023, respectively. For the fiscal year ended December 31, 2023, our Named Executive Officers and their principal positions were as follows:

•
Stephen Gunstream, our President and Chief Executive Officer;
•
Matthew Lowell, our Chief Financial Officer; and
•
Ken Gelhaus, our Chief Commercial Officer.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to our Named Executive Officers during the years ended December 31, 2023 and 2022:

Name	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Stephen Gunstream President and Chief Executive Officer	2023 2022	569,200 575,104	— —	197,737 1,155,665	233,306 —	353,261 107,832	15,325(4) 14,200(5)	1,368,829 1,852,801
Matthew Lowell Chief Financial Officer	2023 2022	421,500 416,771	— —	64,193 403,157	75,740 —	156,957 46,887	15,325(6) 14,200(7)	733,715 881,015
Ken Gelhaus Chief Commercial Officer	2023 2022	434,900 426,656	— —	64,193 491,437	75,740 —	143,952 42,666	15,248(8) 13,200(9)	734,033 973,959

____________________

(1)

The amounts reported in this column do not reflect dollar amounts actually received by the Named Executive Officer. Instead, the amounts represent the aggregate grant date fair value of stock options granted to our Named Executive Officers during 2023 and 2022 under our 2021 Plan, computed in accordance with ASC Topic 718, as disclosed in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 30, 2023. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our Named Executive Officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the Named Executive Officers upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)

The amounts reported in this column do not reflect dollar amounts actually received by the Named Executive Officer. Instead, the amounts reflect the aggregate grant date fair value of the restricted stock units granted to our Named Executive Officers during 2023 under our 2021 Plan, computed in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the Named Executive Officer upon the vesting of restricted stock units or any sale of the underlying shares of common stock.

(3)

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses earned by the Named Executive Officers under the Company’s Annual Incentive Bonus Plan for the fiscal years ended December 31, 2023 and 2022, respectively, as applicable.

(4)	Represents $13,200 in matching contributions under our 401(k) plan (the “401(k) Plan”), $2,000 in health savings account contributions, and $125 telephone reimbursement made on Mr. Gunstream’s behalf.
(5)	Represents $12,200 in matching contributions under our 401(k) Plan and $2,000 in health savings account contributions made on Mr. Gunstream’s behalf.
(6)	Represents $13,200 in matching contributions under our 401(k) Plan, $2,000 in health savings account contributions, and $125 telephone reimbursement made on Mr. Lowell’s behalf.
(7)	Represents $12,200 in matching contributions under our 401(k) Plan and $2,000 in health savings account contributions made on Mr. Lowell’s behalf.
(8)	Represents $13,200 in matching contributions under our 401(k) Plan, $1,923 in health savings account contributions, and $125 telephone reimbursement made on Mr. Gelhaus’ behalf.
(9)	Represents $12,200 in matching contributions under our 401(k) Plan and $1,000 in health savings account contributions made on Mr. Gelhaus’ behalf.

Narrative Disclosure to Summary Compensation Table

In 2023, our Compensation Committee retained the services of AON to formulate a report and make recommendations regarding our compensation programs and executive compensation levels. Radford provided our Compensation Committee with benchmark comparative data for our executive officers with respect to base salaries, target and actual total cash compensation levels, and long-term incentive values. The compensation committee used the data provided by AON to make a determination of the competitiveness of total direct compensation for each executive officer and to recommend certain changes to such compensation to our Board. Based on the compensation committee’s recommendations, our Board determined to increase the base salaries of our executive officers for 2023 such that their base salaries and bonus targets would align with the 50th percentile as compared to our peer group.

During 2023, the principal elements of our executive compensation program were as follows:

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation for attracting and retaining highly-talented individuals. We determine base salaries for each executive on a case-by-case basis with consideration given to each executive’s responsibilities, individual contribution, prior experience, expertise, and performance, as well as market compensation levels for similar positions. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee. The 2023 base salaries for our named executive officers were as follows and were unchanged from our 2022 fiscal year:

Name	2023 Base Salary
Stephen Gunstream	$569,200
Matthew Lowell	$421,500
Ken Gelhaus	$434,900

Annual Incentive Bonus Plan

In connection with our initial public offering, our Board adopted an Annual Incentive Bonus Plan (the “Cash Bonus Plan”), pursuant to which employees classified as manager level or above, including our Named Executive Officers, are eligible to participate, subject to meeting certain criteria as such criteria may be determined by our Board. The Cash Bonus Plan is designed to provide appropriate incentives to our executives to achieve defined financial and Company performance goals and to reward our executives for achievement toward these goals.

The Cash Bonus Plan generally provides participants a target bonus opportunity for the applicable plan year performance period, and payments of bonuses may be based on the achievement of Company (or department) and individual performance goals for the plan year, up to, but not greater than, 137.5% of a participant’s target bonus. During the fiscal year ended December 31, 2023, each Named Executive Officer’s target bonus amount was based entirely on the achievement of Company performance goals. Each executive’s target bonus amount is expressed as a percentage of the executive’s base salary and intended to be commensurate with the executive’s position and responsibilities. The bonus target for our Chief Executive Officer is set at 75%, the bonus target for our Chief Financial Officer is set at 45%, and the bonus target for our other Named Executive Officer is set at 40%. The target achievement levels for our executives with respect to the applicable performance metrics are based on a board-approved operating plan, which reflects the Company’s target performance for the upcoming fiscal year, and such targets are calibrated such that they are challenging enough to require strong and consistent effort by the executives in order to be achieved. In order to be eligible to receive a bonus pursuant to the Cash Bonus Plan, the participant would have to remain employed by us on both the last day of the applicable plan year and on the payment date, and would also have to have met the Company’s expectations of the applicable plan participant in his or her role during the plan year, if applicable.

Every year the Compensation Committee determines the achievement levels of the Company and financial performance goals and the actual bonus payout to be awarded to each of our eligible executive officers.

The Company performance metric for fiscal year 2023 was comprised of a revenue goal, which was weighted at 30%, a free cash outflow goal, which was weighted at 30%, a goal relating to the qualification of our new manufacturing facility as well as requalification of our existing manufacturing facilities under good manufacturing practices (GMP), which was weighted at 25%, and a goal relating to novel product introduction, which was weighted at 15%. For fiscal year 2023, we did not achieve the revenue goal, but did achieve the free cash outflow, GMP qualification, and novel product introduction goals. Within each Company performance metric there are scaled target amounts or performance milestones, as applicable, that must be achieved for a bonus to be payable in respect of the particular metric. The minimum threshold for the Company performance metrics ranges from 20% to 75%, depending on the metric, with a maximum payout within each metric of 150%. The Compensation Committee has determined that the Company performance metric was deemed to be achieved at 82.75% of target, which resulted in the bonus payments set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Long-Term Equity Incentives

We believe equity awards are a critical element of our executive compensation program as they provide an incentive for our executives to focus on driving growth in our stock price and long-term stockholder value creation, and help us to attract and retain key talent in a competitive market. Specifically, the granting of stock options helps ensure that the interests of our executive officers are aligned with those of our stockholders as the options only have value if the value of the Company’s stock increases after the date the option is granted. Our Named Executive Officers and certain other employees are generally granted equity awards on an annual basis. In addition, from time to time, our Compensation Committee may approve additional equity grants for, among other factors, the reasons described above.

In February 2023, we granted stock options to acquire 86,250 shares of common stock and restricted stock units for 43,125 shares of common stock to our Chief Executive Officer, and stock options to acquire 28,000 shares of common stock and restricted stock units for 14,000 shares of common stock to each of our other Named Executive Officers.

Other Elements of Compensation

Health and Welfare Benefits

All of our current Named Executive Officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our Named Executive Officers.

Perquisites and Personal Benefits

No Named Executive Officer was granted a perquisite or other personal benefit during 2023 or 2022 that is subject to disclosure.

Retirement Benefits

We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We maintain a retirement profit sharing savings plan (the “401(k) Plan”) for the benefit of our eligible employees, including our Named Executive Officers. Our 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as a defined contribution plan. Each participant in the 401(k) Plan may contribute up to the lesser of his or her pre-tax compensation or the statutory limit and we make safe harbor matching contributions on such deferrals. In addition, we can make discretionary matching and/or profit sharing contributions. All salary deferrals, safe harbor matching contributions, and rollovers are 100% vested when contributed and participants vest in discretionary matching and profit sharing contributions at a rate of 20% per year of service with us (such contributions are fully vested after five years of service). For the year ended December 31, 2023, we provided a 4% matching contribution under the 401(k) Plan for eligible compensation by plan participants, subject to federal tax limits.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any director, employee (including our executive officers), or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our common stock at any time. Our directors, employees (including our executive officers), and consultants are also not permitted to pledge our securities as collateral for a loan.

Emerging Growth Company Status

As of December 31, 2023, we are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation, provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, and provide pay versus performance disclosure, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We will remain an emerging growth company until the earliest of (i) December 31, 2026, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Employment Arrangements

The employment agreements and offer letters with our Named Executive Officers generally provide for at-will employment and set forth the executive officer’s initial base salary, applicable signing bonuses, eligibility for employee benefits, and confirmation of the terms of previously issued equity grants; for our President and Chief Executive Officer, his employment documents also address severance benefits on a qualifying termination of employment or resignation. In addition, each of our Named Executive Officers has executed our standard confidential information and invention assignment agreement. The key terms of these agreements are described below.

Stephen Gunstream Offer Letter. We entered into an offer letter agreement with Mr. Gunstream dated November 16, 2019 (the “Gunstream Offer Letter”) which provides that he initially serve as our Chief Business Officer and become our Chief Executive Officer no later than June 30, 2020. Mr. Gunstream’s initial base salary was $350,000, with a target annual cash bonus of up to 50% of his base salary. The Gunstream Offer Letter also provides that we will reimburse Mr. Gunstream for local hotel expenses for days that he works at our Hollister, California office and if such amounts are taxable, the reimbursement will be subject to applicable tax withholding.

Pursuant to the Gunstream Offer Letter, Mr. Gunstream was granted (a) an option to acquire 926,879 shares of our common stock, which options will vest over four years subject to his continued service with us (the “Time Based Options”) with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the following 36 months, and (b) an option to acquire 231,719 shares of our common stock, which options will vest in full upon our achievement of certain pre-determined financial-based performance goals and will be subject to forfeiture to the extent we do not meet such performance metrics and require Mr. Gunstream’s continuous service with us through the applicable vesting date (the “Performance Based Options”). However, in connection with our initial public offering, the vesting schedule of the Performance Based Options was amended to provide that such option will vest in 48 equal monthly installments commencing on the date upon which our registration statement for our initial public offering was declared effective by the SEC, which date was June 24, 2021. Our Board determined to amend this option to align Mr. Gunstream’s long-term interests with those of our stockholders and other executives.

Matthew Lowell Offer Letter. We entered into an offer letter agreement with Mr. Lowell dated January 22, 2021 (the “Lowell Offer Letter”) which provides for Mr. Lowell’s employment as our Chief Financial Officer. Mr. Lowell’s initial base salary was $300,000, with the opportunity to earn an annual bonus of as much as 25% of his annual base salary under a bonus plan, depending on Mr. Lowell’s and the Company’s performance.

Pursuant to the Lowell Offer Letter, Mr. Lowell was granted a stock option to acquire 196,833 shares of our common stock (the “Lowell Option”), in accordance with the 2020 Equity Incentive Plan, as amended (the “2020 Plan”), and related stock option agreements, which options will vest over four years subject to his continued service with us, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the following 36 months.

Pursuant to the terms of the award agreement for the Lowell Option, such option will become fully vested and exercisable immediately prior to, but contingent upon, a change of control (as defined in the 2020 Plan) in the event of (i) a change of control in which the acquirer elects not to assume or continue such option, or provide a substantially equivalent award, provided that, for the purposes of this clause (i), Mr. Lowell’s service has not terminated prior to the change in control, or (ii) the cessation of Mr. Lowell’s service as a result of a change in control termination where, in connection with such change in control, the acquirer has so assumed, continued, or substituted such option, provided that, for the purposes of this clause (ii), Mr. Lowell, among other things, executes an effective release of claims against us and our affiliates. For the purposes of the Lowell Option, “change in control termination” means a qualifying termination within 12 months after the consummation of a change in control; and “qualifying termination” means (i) the Company terminates Mr. Lowell’s employment without cause (as defined in the 2020 Plan) or (ii) he resigns as a result of a material reduction in his base salary or bonus potential, subject to a notice and cure period.

Ken Gelhaus Offer Letter. We entered into an offer letter agreement with Mr. Gelhaus dated September 20, 2021 (the “Gelhaus Offer Letter”) which provides for Mr. Gelhaus’ employment as our Chief Commercial Officer. Mr. Gelhaus’ initial base salary was $377,500, with the opportunity to earn an annual bonus of as much as 25% of his annual base salary under a bonus plan, depending on Mr. Gelhaus’ and the Company’s performance.

Pursuant to the Gelhaus Offer Letter, Mr. Gelhaus was granted a stock option to acquire 85,000 shares of our common stock, in accordance with the Company’s 2021 Plan, as amended, and related stock option agreements, which options will vest over four years subject to his continued service with us, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the following 36 months. Mr. Gelhaus’ option is subject to acceleration in accordance with the terms of the 2021 Plan and the Severance Plan (as defined below), in which Mr. Gelhaus is a participant.

Executive Severance and Change in Control Plan

Our Board has adopted an Executive Severance and Change in Control Plan (the “Severance Plan”), which became effective upon the closing of our initial public offering. Our Named Executive Officers and certain of our other executive officers, as determined by our Board from time to time, are participants in the Severance Plan.

Under the terms of the Severance Plan, if the executive’s employment with us is terminated by us without “cause” or by the executive for “good reason” (each as defined in the Severance Plan), in each case, other than in connection with a “Change in Control” (as defined in the Severance Plan), then as long as the executive timely signs a release of any claims against us, he or she will be entitled to the following severance benefits: (i) an amount in cash equal to nine months (or 12 months, for our Chief Executive Officer) of his or her base salary as of his or her termination date, payable in installments in accordance with our standard payroll practices; (ii) provided he or she timely elects continued coverage under COBRA, reimbursements for his or her COBRA premiums for group health insurance coverage for the participant and any covered dependents until the sooner of (A) the end of nine months (or 12 months, for our Chief Executive Officer) after the participant’s separation date, (B) the date the participant is no longer eligible for COBRA coverage or (C) the date the participant becomes eligible for health insurance coverage through another employer; and (iii) for our Chief Executive Officer only, a lump-sum pro-rated amount of his target annual bonus for the fiscal year in which the termination occurs, measured as of his termination date.

Pursuant to the Severance Plan, if the executive’s employment with us is terminated without “cause” or by the executive for “good reason” at any time three months prior to or within 12 months after a “Change in Control” (as defined in the Severance Plan), then as long as the executive timely signs a release of any claims against us, he or she will be entitled to the following severance benefits: (i) a lump-sum cash amount equal to 100% (or 200%, for our Chief Executive Officer) of his or her base salary in effect as of immediately prior to his or her termination date; (ii) a lump sum amount equal to 100% (or 200%, for our Chief Executive Officer) of his or her target annual bonus for the fiscal year in which the termination occurs; (iii) full vesting of all of his or her outstanding (as of immediately prior to the termination, but subject to any maximum term) equity awards from the Company and any of its affiliates (or any successor to the Company or any of its affiliates); provided, however, if vesting is otherwise based on satisfaction of performance objectives, such objectives shall be deemed satisfied at 100% of target; and (iv) provided he or she timely elects continued coverage under COBRA, reimbursements for his or her COBRA premiums for group health insurance coverage for the participant and any covered dependents until the sooner of (A) the end of 12 months (or 24 months, for our Chief Executive Officer) after the participant’s separation date, (B) the date the participant is no longer eligible for COBRA coverage or (C) the date the participant becomes eligible for health insurance coverage through another employer.

The timing of severance payments and benefits under the Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. The Severance Plan also provides for the reduction of any severance payments and benefits to the executive to the extent necessary to ensure that he or she will not be subject to any excise tax under Section 4999 of the Internal Revenue Code or will receive the full value of any “excess parachute payments” under Section 280G of the Code, whichever will result in the participant receiving on an after-tax basis the greatest amount of benefits.

For purposes of the Severance Plan:

•
“Cause” shall have the meaning ascribed to such term in the 2021 Plan, as may be amended from time to time. This generally means that such term shall have the meaning ascribed to such term in any written agreement between the participant and the Company defining such term and, in the absence of such agreement, such term means the occurrence of any of the following events: (i) the executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any Company documents or records; (ii) the executive’s material failure to abide by the Company’s code of conduct or other policies; (iii) the executive’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company; (iv) any intentional act by the executive that has a material detrimental effect on the Company’s reputation or business; (v) the executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the executive of any employment or service agreement between the executive and the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or that impairs the executive’s ability to perform his or her duties with the Company.

•
“Change in Control” or “Change of Control” shall have the meaning ascribed to such term in the 2021 Plan, as may be amended from time to time. This generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
o
any person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction, subject to certain exceptions;
o
there is consummated a merger, consolidation, or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation, or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; other stockholders of the Company approve or the board of directors approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;
o
there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license, or other disposition; or
o
individuals who, on the date the 2021 Plan is adopted by the board of directors, are members of our board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the board of directors; provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Severance Plan, be considered a member of the Incumbent Board.
•
“Good Reason” generally means any one of the following that occurs without the consent of the executive: (i) a material reduction in the executive’s title, duties, authority, or responsibilities relative to executive’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same responsibility with respect to the Company’s business and operations will not constitute a material reduction in title, duties, authority, or responsibilities, (ii) a reduction in the executive’s annual base salary, other than a reduction that occurs in connection with a Company-wide decrease in executive team compensation, (iii) a relocation of the executive’s principal workplace by more than 50 miles, or (iv) the Company’s material breach of any written agreement as to which both the Company (or an affiliate) and the executive are parties; provided, however, that the executive must provide 90 days’ notice of the executive’s intent to resign for Good Reason within 30 days after the executive learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains uncured as of the specified date of resignation.

Outstanding Equity Awards as of December 31, 2023

The following table presents the outstanding equity incentive plan awards held by each Named Executive Officer as of December 31, 2023.

			Option Awards(1)				Stock Awards(1)
Name	Grant Date	Vesting Commence-ment Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(6)
Stephen Gunstream	8/31/2020(2) 8/31/2020(3) 2/15/2022(4) 11/15/2022(4) 2/27/2023(4) 2/27/2023(5)	12/16/2019 6/24/2021 2/15/2022 11/15/2022 2/27/2023 2/27/2023	886,879 144,824 80,208 23,697 17,968 —	— 86,895 94,792 63,803 68,282 —	$0.8368 0.8368 15.09 5.36 5.41 —	8/31/2030 8/31/2030 2/15/2032 11/15/2032 2/27/2033 —	— — — — — 43,125	$ — — — — — 160,856
Matthew Lowell	3/30/2021(2) 6/24/2021(2) 2/15/2022(4) 11/15/2022(4) 2/27/2023(4) 2/27/2023(5)	2/17/2021 6/24/2021 2/15/2022 11/15/2022 2/27/2023 2/27/2023	139,423 3,866 27,500 8,962 5,833 —	57,410 2,320 32,500 24,131 22,167 —	5.4412 16.00 15.09 5.36 5.41 —	2/17/2031 6/24/2031 2/15/2032 11/15/2032 2/27/2033 —	— — — — — 14,000	— — — — — 52,220
Ken Gelhaus	11/17/2021(2) 2/15/2022(4) 11/15/2022(4) 2/27/2023(4) 2/27/2023(5)	11/17/2021 2/15/2022 11/15/2022 2/27/2023 2/27/2023	44,270 27,500 19,635 5,833 —	40,730 32,500 52,865 22,167 —	25.10 15.09 5.36 5.41 —	11/17/2031 2/15/2032 11/15/2032 2/27/2033 —	— — — — 14,000	— — — — 52,220

____________________

(1)

The unvested shares underlying the equity awards set forth below are subject to accelerated vesting as described in “—Employment Arrangements” and “—Employment Arrangements—Executive Severance and Change in Control Plan,” in each case with respect to the equity awards held by our Named Executive Officers.

(2)

1/4th of the shares underlying this option vested on the first anniversary of the vesting commencement date, and 1/48th of the shares vest monthly thereafter over the following four years, subject to the Named Executive Officer’s continued service with us.

(3)

Represents an option to purchase 231,719 shares of our common stock granted on August 31, 2020. In connection with our initial public offering, the vesting schedule of the option was amended to provide that such option will vest in 48 equal monthly installments commencing on the date upon which our registration statement for our initial public offering was declared effective by the SEC, which date was June 24, 2021.

(4)	1/48th of the shares underlying this option vest monthly over the four years following the vesting commencement date, subject to the Named Executive Officer’s continued service with us.
(5)

Represents restricted stock units granted on February 27, 2023. 1/4th of the shares underlying the restricted stock units will vest on each anniversary of the grant date, subject to the Named Executive Officer’s continued service with us.

(6)	Calculated based on $3.73, the closing price of our common stock on the Nasdaq Capital Market on December 29, 2023.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

In June 2021, our Board, upon the recommendation of our Compensation Committee, adopted our Non-Employee Director Compensation Policy for the compensation of our non-employee, independent directors. In June 2022, our Board, upon the recommendation of our Compensation Committee, modified the equity portion of our Non-Employee Director Compensation Policy to provide that annual equity awards will consist of restricted stock units rather than stock options. In November 2023, our Board, upon the recommendation of our Compensation Committee, modified the equity portion of our Non-Employee Director Compensation Policy from a value based policy of $240,000 for initial awards and $120,000 for annual awards (the “Pre-Amendment Policy”) to provide that the number of shares subject to initial awards and annual awards will be determined based on a percentage of total shares outstanding of 0.20% for initial awards and 0.10% for annual awards (the “Post-Amendment Policy”), as described below. There were no changes to the cash component of our Non-Employee Director Compensation Policy in 2023. For the 2024 fiscal year our Compensation Committee approved a fixed grant of restricted stock units for 20,000 shares of common stock to each of our non-employee, independent directors, to be effective upon the date of our 2024 annual meeting of stockholders.

Pursuant to our Non-Employee Director Compensation Policy, during the fiscal year ended December 31, 2023, each of our non-employee, independent directors received annual retainers for board and committee service as follows:

Compensation Element	Annual Amount
Board Member Annual Cash Compensation
Annual Retainer	$40,000
Non-executive Chair	$40,000(1)
Annual Committee Chair Annual Cash Compensation
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating/Governance Committee	$10,000
Annual Committee Member Annual Cash Compensation
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating/Governance Committee	$5,000

Equity Awards	Pre-Amendment Policy	Post-Amendment Policy
Initial Grants	$240,000(2)(3)	0.20% of Total Shares Outstanding(3)(4)
Annual Grants	$120,000(5)(6)	0.10% of Total Shares Outstanding(6)(7)

_____________________

(1)	This amount is in addition to the annual retainer amount.
(2)

Each new non-employee, independent director who joins our Board will receive an option to purchase shares of common stock under our 2021 Plan having a value of $240,000, with the number of shares subject to such option based on the grant date fair value of the underlying common stock. One-third of the shares subject to such options will vest on the first anniversary of the date of grant with the remaining shares subject to the option vesting in equal monthly installments thereafter over 24 months, subject to the non-employee director’s continuous service with us on each applicable vesting date.

(3)

The grant date fair value of any option grant shall be calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) (i.e., with the number of shares subject to such option to be determined by dividing the referenced amount by the Black-Scholes per share value).

(4)

Each new non-employee, independent director who joins our Board will receive an option to purchase shares of common stock under our 2021 Plan, one-third of which vest on the one-year anniversary of the date of grant and the remaining shares subject to such options vesting in equal monthly installments over the remaining 24 months, subject to the director’s continued service through such date. The number of shares subject to each initial equity grant of options to purchase shares of our common stock to non-employee directors is determined by multiplying the total number of shares of the Company’s common stock issued and outstanding as of the date of grant by 0.20% (rounded down to the nearest whole share), subject to the Compensation Limitations (as defined below).

(5)

On the date of each annual meeting of our stockholders, each continuing, non-employee, independent director that has served as a director of the Company for a period of not less than six months will receive a grant of restricted stock units under our 2021 Plan equal to the lower of (i) $120,000 in value, with the number of shares subject to such restricted stock units based on the fair market value of the underlying common stock, with such value being calculated in accordance ASC Topic 718 (i.e., with the number of shares subject to such restricted stock units to be determined by the fair market value of the Company’s common stock on the date of grant), or (ii) the number that is equal to (and not more than) 0.05% of the shares of the Company's common stock issued and outstanding on the date of grant. The shares underlying the restricted stock units will vest on the first anniversary of the date of grant, subject to the non-employee director’s continuous service with us on the vesting date.

(6)	The grant date fair value of any restricted stock unit grant shall be based on the market value of the Company’s common stock on the date of grant.
(7)

On the date of each annual meeting of our stockholders, each continuing, non-employee, independent director that has served as a director of the Company for a period of not less than six months will receive a grant of restricted stock units under our 2021 Plan. Annual awards consist of restricted stock units that vest in full on the first anniversary of the date of grant. The number of shares subject to each annual equity grant of restricted stock units to non-employee directors shall be determined by (i) first, multiplying the total number of shares of the Company’s common stock issued and outstanding as of the date of grant by 0.10% (the resulting number, the “Maximum RSU Grant Shares”); and (ii) then, dividing the number of Maximum RSU Grant Shares by 1.5 (rounded down to the nearest whole share), subject to the Compensation Limitations. The shares underlying the restricted stock units will vest on the first anniversary of the date of grant, subject to the non-employee director’s continuous service with us on the vesting date. As noted above, for the 2024 fiscal year our Compensation Committee approved a fixed grant of restricted stock units for 20,000 shares of common stock to each of our non-employee, independent directors, to be effective upon the date of our 2024 annual meeting of stockholders, which represents approximately 0.05% of our common stock issued and outstanding.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All compensation paid to our non-employee directors is subject to the limitations on non-employee director compensation set forth in the 2021 Plan, which provides that the aggregate value of all compensation granted or paid, as applicable, in each case following the IPO Date (as defined in the 2021 Plan), to any individual for service as a Non-Employee Director (as defined in the 2021 Plan) with respect to any fiscal year, including Awards (as defined in the 2021 Plan) granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Compensation Limitations”).

Our non-employee, non-independent directors did not receive annual retainers for board and committee service during the fiscal year ended December 31, 2023. Employee directors receive no additional compensation for their service as a director.

All of our independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our Board or any committee thereof.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2023. Stephen Gunstream, our President and Chief Executive Officer, is also a member of our Board, but did not receive any additional compensation for his service as a director. Mr. Gunstream’s compensation as a Named Executive Officer of the Company is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Paul Grossman	$ —	$ —	$ —	$ —
Irene Davis	—	—	—	—
Ted Davis	—	—	—	—
Alexander Herzick	—	—	—	—
J. Matthew Mackowski	—	—	—	—
Robert McNamara(2)	45,000	—	—(3)	45,000
Brett Robertson	65,000	—	73,943	138,943
Alexander Vos	60,000	—	73,943	133,943
Martha J. Demski(4)	22,500	32,440	—	54,940

_____________________

(1)

The amounts reported in this column do not reflect dollar amounts actually received by the non-employee director. Instead, the amounts reflect the aggregate grant date fair value of the stock options and restricted stock units earned by the non-employee directors for services provided in 2023 under our 2021 Plan, computed in accordance with ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reported in this column reflect the accounting cost for these stock options and restricted stock units and do not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the stock options, vesting of restricted stock units, or any sale of the underlying shares of common stock. The table below shows the aggregate number of equity awards (vested and unvested) held as of December 31, 2023 by each of our non-employee directors:

Name	Number of Shares Underlying Outstanding Option Awards as of December 31, 2023	Number of Shares Underlying Outstanding Stock Awards as of December 31, 2023
Paul Grossman	—	—
Irene Davis	—	—
Ted Davis	—	—
Alexander Herzick	—	—
J. Matthew Mackowski	—	—
Robert McNamara	—	—
Brett Robertson	44,251	18,815
Alexander Vos	44,251	18,815
Martha J. Demski	56,683	—

(2)	Robert McNamara resigned from the Board effective August 31, 2023.
(3)	Mr. McNamara received a grant of restricted stock units valued at $73,943, which were forfeited following his resignation from the Board on August 31, 2023 in accordance with the 2021 Plan.
(4)	Martha J. Demski was appointed to the Board effective August 31, 2023.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Alpha Teknova, Inc. that file electronically with the SEC. We also maintain a website at www.teknova.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

OTHER MATTERS

Other Business

The Board knows of no matters other than those described in this Information Statement that have been approved or considered by the Majority Stockholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Alpha Teknova, Inc., 2451 Bert Drive, Hollister, CA 95023, Attention: General Counsel, or by calling (831) 637-1100. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * *

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Stephen Gunstream
President and Chief Executive Officer and Director